Exhibit 10.3

CONSULTING AGREEMENT

This Consulting Agreement is by and between:

Charles J. Oswald (CJO), located at 17150 North Bay Road, GPH 2909, Sunny Isles Beach, FL 33160

And

Cargo Connection Logistics Holding, Inc. (Client), located at 600 Bayview Avenue, Inwood, NY 11096

WHEREAS, the Client wishes to engage CJO to act as the non-exclusive international and domestic legal and financial consultant,

WHEREAS, CJO is offering consulting services for Client on an as needed basis and is willing to use his “best efforts” to accomplish a “Transaction” as defined in this Agreement,

THEREFORE, the Client and CJO agree to operate under the following terms, definitions and conditions of this Agreement.

1.

Transaction Definition: Whether in one or a series of transaction: (a) structuring finance, forming and consulting for onshore and offshore corporations, holding companies, banking and business relationships that were formed for the benefit of the Client. (b) The finding and referring of sources to provide equity funding, private equity funding and loans to the Client. (c) Merger, acquisition, consolidation, reorganization, restructuring, leveraged buy-out, stock exchange or other corporate transactions involving outside investors and/or a company’s investment and services. (d) The introduction of a customer, joint venture partner, or business relationship. (e) Arranging and referring sources that would make a market and bring volume to the Client’s stock.

2.

Consideration Definition: Consideration shall include but not limited to: Cash, notes, securities, property and other assets at the fair market value. All liabilities paid or assumed, marketing services paid or supplied, financial services rendered, inventory paid for or supplied, distribution or license agreements issued or assumed, employment contracts executed, employee benefit plans arranged for, equipment leases secured and other benefits to the Client at the fair market value.

3.

Services to Render: (a) CJO shall familiarize itself with the business of the Client, including but not limited to company history, operations, marketing, financial conditions, market conditions and reasonable projections relying entirely on the information provided by the Client. (b) Understanding the Client’s business and needs. (c) CJO would develop a list of potential investment and loan sources that would not be disclosed to the Client except those that express an interest in the Transaction. Under no circumstances will the Client contact any of these sources

(even after this Agreement is terminated) without the approval of CJO. (d) It is expected that the Client (with help of CJO, as needed) would direct the negotiations with potential investment, lending and/or acquisition sources introduced to the Client by CJO and provide those sources with relevant due diligence requests.

4.

Term of Engagement: The term of this Agreement would be for one year and will be not automatically be renewed unless either party is given written notice 30 days before the end of the one year of service. Anytime during the term of this Agreement it may be terminated by either party, with or without cause, by a 30 day written notice to the other party. If this Agreement is terminated, any compensation earned then or in the future, whether it is in full or in part, as explained under “Compensation” would be owed and paid according to the payment terms.

5.	Compensation:
A.

CJO shall be compensated $75,000 for one year of as needed consulting services beginning May 1, 2006, with such compensation to be rendered in “restricted shares” as defined under Rule 144 of the Securities Act of 1933, at a 25% discount to market upon the signing of this agreement. At the end of one year the parties will determine a mutually acceptable rate of compensation for the following year, if the agreement is to continue in force.

B.	CJO, for his time and expense in rendering a “Transaction” as defined in (paragraph 1) in this agreement, would receive:

(1) Twenty percent (20%) of the value for any merger, acquisition or business transaction as described above in (as noted in paragraph 1.c.).

(2) Ten percent (10%) of the value of amount of Equity Funds and/or Private Equity Funds brought to the Client by investment sources referred (direct or indirect) by CJO.

(3) Ten percent (10%) of the value of Loan Funds received by the Client from sources referred (direct or indirect) to the Client by CJO.

(4) Ten percent (10%) of the value of any corporate or financial structuring, domestic and/or international that has been brought to the Client (direct or indirect) by CJO.

(5) Ten percent (10%) of the value of any customer, JV partner or business relationship brought to Client by CJO.

(6) Five percent (5%) in free-trading shares and five percent (5%) in restricted shares as a percentage of the amount of shares of common stock issued to consultants or investment sources by the Client that were referred (direct or indirect) to the Client by CJO.

C.

For a period of twenty four (24) months after the effective date of termination of this Agreement (24 month Trailer”), CJO shall be entitled to receive the same percentages for any funds, stock or other consideration received by the Client directly or indirectly from any of the sources introduced or referred by CJO to the Client. All other finder or funding fees earned by a third party in this transaction are to be paid by CJO in cash or by common stock shares by CJO.

6.

Travel Expenses. CJO shall be reimbursed for out of pocket travel expenses that have been approved in advance by Client within 30 days of a written request with receipts of credit card statements attached.

7.

Outside consultants. If CJO needs the use of outside consultants (Domestic or International), upon approval from the Client’s Board of Directors, the Client shall be responsible for those fees and costs related to those services

8.	Business Expenses: Any unforeseen, reasonable business expenses shall be the responsibility of the Client within 30 days after written request.

9.

Confidentiality: CJO and client agree that except as authorized by this Agreement, they will not, without prior consent, disclose to any person or company any confidential information provided by CJO or the Client. Both parties shall keep this Agreement and the related information confidential and not divulge to any person except those that “need to know” in order to perform the services and obtain the proper approvals required by this Agreement. When this Agreement is terminated, all Client and CJO confidential information requested would be returned to the owner in a reasonable period of time.

10.	Non-Circumvention: The Client shall not circumvent CJO directly or indirectly through any third party introductions.

11.	Third party introductions: This agreement shall also include any third party introductions that result from the connection between CJO and the Client.

12.	General Provisions of the Agreement:
a)	The Client warrants that it has the authority to enter into this Agreement.
b)	CJO is considered to be an Independent Contractor in this Agreement and declares that CJO and he is not a licensed securities broker or dealer or investment advisor.
c)	Only a written instrument signed by both parties may amend this Agreement.
d)	All notices hereunder shall be in writing and delivered by US Mail certified return receipt requested or overnight carriers to the addresses listed in this Agreement.
e)	This Agreement shall be governed by the laws of the State of Florida.
f)

Any disputes or claims arising between the parties hereto under this Agreement shall be submitted to the American Arbitration Association and the findings and conclusions will be binding on the parties.

g)

In the event that any term or condition of this Agreement is deemed to be invalid or unenforceable in whole or in part, the remainder of the terms and conditions shall be valid and enforceable to the full extent permitted by law.

h)	The provisions of this Agreement shall inure to the benefit of and shall be binding on the successors and assigns.
i)	The parties agree that facsimile or scanned copies (including signature pages) shall have the same force and effect as documents with original signatures.

In WITNESS WHEREOF, the parties hereto have executed this Consulting Agreement.

CHARLES J. OSWALD, ESQ.		CARGO CONNECTION LOGISTICS
HOLDINGS, INC.
By:	/s/ Charles J. Oswald	By:	/s/ Jesse Dobrinsky Chairman
	Charles J. Oswald		Jesse Dobrinsky, Chairman

Date: ______________________________		Date: ________________________________

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